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                                                                       EXHIBIT 5


                                 LAW OFFICES OF
                               JAY J. MILLER, ESQ.
                              430 East 57th Street
                                    Suite 5-D
                            New York, New York 10022


                                                            TEL:  (212) 758-5577
                                                            FAX:  (212) 758-0624


                                   May 5, 1999

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

          Re:  Total-Tel USA Communications, Inc.
               Form S-8 Registration Statement

Gentlemen:

     I have acted as counsel to Total-Tel USA Communications, Inc., a New Jersey corporation, ("The "Registrant") in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering Registrant's 1996 Stock Option Plan. I have examined such questions of law and fact and reviewed such certificates and documents as I have deemed appropriate and, based upon the foregoing, it is my opinion that a sufficient number of shares of Registrant's authorized but unissued Common Stock, $.05 par value per share, (the "Stock"), has been reserved for issuance upon exercise of options granted or to be granted under said Plan and, when issued and paid for in accordance with the terms of said options, the Stock shall be validly issued, fully paid and non-assessable.

     The undersigned hereby consents to the use of this opinion in connection with subject Registration Statement and to the reference to his name under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement. The undersigned is a Director and shareholder of Registrant.

                              Very truly yours,


                              Jay J. Miller

JJM/KMcB